Exhibit 3.1

AMENDMENT TO CODE OF REGULATIONS
OF
OHIO POWER COMPANY
Adopted on June 26, 2008

The first sentence of the fourth paragraph of ARTICLE V, Section 3 of the Code of Regulations shall be amended and restated to read as follows:

Notice in writing of meetings of the Board of Directors shall be delivered personally to each director or sent to each director by mail (including electronic mail), telegram, cablegram or radiogram at least two (2) days prior to the meeting, but such notice may be waived by any director either before or after the holding thereof.

ARTICLE V, Section 4 of the Code of Regulations of the Corporation shall be amended and restated in its entirety to read as follows:

One-third of the Board of Directors shall constitute a quorum for the transaction of business, provided that whenever less than a quorum is present at the time and place appointed for any meeting of the Board, a majority of those present may adjourn the meeting from time to time without notice other than by announcement at the meeting until a quorum shall be present.

The first sentence of ARTICLE X, Section 1 of the Code of Regulations shall be amended and restated to read as follows:

The shares of the corporation’s stock may be certificated or uncertificated, as provided for under Ohio law, and shall be entered in the books of the corporation and registered as they are issued. Shares of stock of thecorporation may be transferred on the books of the corporation in the manner provided by law and, except by the order of a court in some proper proceeding, only upon (i) surrender to the corporation or its transfer agent of a certificate representing shares, duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, with such proof of the authenticity of the signature as the corporation or its agents may reasonably require in the case of shares evidenced by a certificate or certificates or (ii) receipt of transfer instructions from the registered owner of uncertificated shares reasonably acceptable to the corporation.